EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Prospectus Supplement dated June 19, 1997 (to Prospectus dated June 19, 1997) of First Franklin Financial Corporation, relating to Mortgage Loan Asset Backed Certificates, Series 1997-FF2 of our report dated January 24, 1997 on our audits of the consolidated financial statements of Financial Security Assurance Inc. and Subsidiaries as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995. We also consent to the reference to our Firm under the caption "Experts".



                                           /s/  Coopers & Lybrand L.L.P.

                                           COOPERS & LYBRAND L.L.P.


New York, New York
June 19, 1997